UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest reported event):  November 24, 2014

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POSTROCK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

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Commission File No. 001-34635

Delaware	27-0981065
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
210 Park Avenue Oklahoma City, Oklahoma (Address of Principal Executive Offices)	73102 (Zip Code)

Registrant’s Telephone Number, including Area Code:  (405) 600-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 24, 2014, PostRock Energy Corporation (“PostRock” or the “Company”)  received a notice from The Nasdaq Stock Market (“Nasdaq”) that the Company is not in compliance with Nasdaq’s Listing Rule 5450(a)(1), as the minimum bid price of PostRock’s common stock has been below $1.00 per share for 30 consecutive business days. The notification of noncompliance has no immediate effect on the listing or trading of PostRock’s common stock on the Nasdaq Global Market under the symbol “PSTR”.

The Company has 180 days, or until May 26, 2015, to achieve compliance with the minimum bid price requirement. To regain compliance, the minimum bid price of PostRock’s common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day grace period.  The Company’s failure to regain compliance during this period could result in delisting.

On November 25, 2014, the Company filed its definitive proxy statement with the Securities and Exchange Commission in connection with the special meeting of stockholders (the “Special Meeting”) to be held on December 30, 2014.  The sole proposal being submitted to a vote of the stockholders at the Special Meeting is the approval of a ten-to-one reverse stock split of all of the outstanding shares of PostRock’s common stock.  Assuming the reverse stock split proposal is approved by the Company’s stockholders, the Company’s board of directors currently intends to effect the reverse stock split, unless it determines that doing so would not have the desired effect of maintaining the listing of such common stock on the Nasdaq Global Market.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POSTROCK ENERGY CORPORATION

/s/ Stephen L. DeGiusti
Stephen L. DeGiusti
Executive Vice President, General Counsel and
Secretary
Date: December 1, 2014